UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 05, 2010

SENTRY PETROLEUM LTD.

(Exact name of registrant as specified in charter)

Nevada	20-4475552
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

5190 Neil Road, Suite 430, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 680-7649

N/A

(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2010, Dr. Paul Boldy was appointed Chief Financial Officer and a member of the Board of Directors of Sentry Petroleum Ltd.

Since April 2008 Dr. Boldy has been managing Director Marketing and Origination for Asia Real Capital Ltd. seeking investment finance for renewable energy, bio fuels and other clean technology developments. From March 2006 through March 2008 he was General Manager for Sino Land Company Ltd. where he was responsible for the office and residential leasing portfolios in Hong Kong (6.5 million sq ft). In July 2002 he started Boldy and Associates, a consultancy that focused on representing new companies coming into Asia and advising on their market strategy and executing against it. From June 2000 to June 2002 he was Chief Operating Officer, Asia Pacific with Linklaters, where he was responsible for the key functions of finance, HR, knowledge management, IT and marketing, as well as profit and loss for the Region. He was a Member of the Global Operations Committee responsible for strategy as well producing the business plans and budgets for each office.

There is no family relationship between Dr. Boldy and any other director or executive officer in Sentry Petroleum. Dr. Boldy does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such act.

Concurrent with the appointment of Dr. Boldy, Mr. Arne Raabe tendered his resignation as Chief Financial Officer.

Item 7.01 Regulation FD Disclosure.

On October 5, 2010 the Company issued a press release announcing the appointment of Paul Boldy as Chief Financial Officer and a Director.

Item 9.01 Exhibits

99.1

Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SENTRY PETROLEUM LTD.

Signature	Title	Date

Dr. RAJ RAJESWARAN Dr. Raj Rajeswaran	President, Chief Executive Officer, and Director	10/05/10